Exhibit 4

Form of Lock-up Agreement

[     ], 2016

Jefferies LLC

Credit Suisse Securities (USA) LLC

As Representatives of the Several Underwriters

c/o Jefferies LLC

520 Madison Avenue

New York, New York 10022

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

Attention: GC-IBCM

RE:	Medpace Holdings, Inc. (the “Company”)

Ladies & Gentlemen:

The undersigned is an owner of shares of common stock, par value $0.01 per share, of the Company (“Shares”) or of securities convertible into or exchangeable or exercisable for Shares. The Company proposes to conduct a public offering of Shares (the “Offering”) for which Jefferies LLC (“Jefferies”) and Credit Suisse Securities (USA) LLC will act as the representatives of the underwriters. The undersigned recognizes that the Offering will benefit each of the Company and the undersigned. The undersigned acknowledges that the underwriters are relying on the representations and agreements of the undersigned contained in this letter agreement in conducting the Offering and, at a subsequent date, in entering into an underwriting agreement (the “Underwriting Agreement”) and other underwriting arrangements with the Company with respect to the Offering.

Annex A sets forth definitions for capitalized terms used in this letter agreement that are not defined in the body of this agreement. Those definitions are a part of this agreement.

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, during the Lock-up Period, the undersigned will not, and will use its reasonable best efforts to cause any Family Member not to, without the prior written consent of Jefferies, which may withhold its consent in its sole discretion:

•	Sell or Offer to Sell any Shares or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned or such Family Member,

•	enter into any Swap,

•	make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any Shares or Related Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or

•	publicly announce any intention to do any of the foregoing.

The foregoing will not apply to the registration of the offer and sale of the Shares, and the sale of the Shares to the underwriters, in each case as contemplated by the Underwriting Agreement. In addition, the foregoing restrictions shall not apply:

(i)	to the transfer of Shares or Related Securities by gift, or by will or intestate succession to a Family Member or to a trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned and/or a Family Member;

(ii)	if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, to (1) transfers of Shares or Related Securities to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned or (2) distributions of Shares or Related Securities to limited partners, limited liability company members or stockholders of the undersigned or holders of similar equity interests in the undersigned;

(iii)	if the undersigned is a trust, to transfers to the beneficiary of such trust;

(iv)	to transfers to any investment fund or other entity controlled or managed by the undersigned;

(v)	to transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv);

(vi)

to transfers to the Company (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase Shares granted by the Company pursuant to any employee benefit plans or arrangements described in or filed as an exhibit to the registration statement with respect to the Offering, where any Shares received by the undersigned upon any such exercise will be subject to the terms of this lock-up agreement, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase Shares or the vesting of any restricted stock awards granted by the Company pursuant to employee benefit plans or arrangements described in or filed as an exhibit to the registration statement with respect to the Offering, in each case on a “cashless” or “net exercise” basis, where any Shares received by the undersigned upon any such exercise or vesting will be subject to the terms of this lock-up agreement; provided that in the case of any transfer to the Company pursuant this clause, any filing under Section 16(a) of the Exchange Act shall state that such transfer to the Company relates to a “cashless” or “net exercise” of stock options or a tax withholding of shares in connection with the exercise of stock options or the vesting of a restricted stock award, as applicable, and that any Shares received by the undersigned upon any such exercise or vesting and not transferred to the Company will be continue to be subject to the terms of this lock-up agreement;

(vii)	to transfers pursuant to an order of a court or regulatory agency; provided that in the case of any transfer pursuant this clause, any filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Shares, shall state that such transfer is pursuant to an order of a court or regulatory agency, unless such a statement would be prohibited by any applicable law, regulation or order of a court or regulatory authority;

(viii)	to transfers of Shares acquired in open market transactions after the completion of the Offering; and

(ix)	in response to a bona fide third-party takeover bid made to all holders of Shares or any other, merger, consolidation, stock exchange or other similar transaction whereby all or substantially all of the Shares are acquired by a third party;

provided, however, that in the case of (A) any transfer or distribution pursuant to clauses (i) - (v) above, it shall be a condition to such transfer that both clauses (I) and (II) below are satisfied and (B) any transfer pursuant to clause (viii) above, it shall be a condition to such transfer that clause (II) below is satisfied:

(I)	each transferee executes and delivers to Jefferies or already has in effect an agreement in form and substance satisfactory to Jefferies stating that such transferee is receiving and holding such Shares and/or Related Securities subject to the provisions of this letter agreement and agrees not to Sell or Offer to Sell such Shares and/or Related Securities, engage in any Swap or engage in any other activities restricted under this letter agreement except in accordance with this letter agreement (as if such transferee had been an original signatory hereto), and

(II)	prior to the expiration of the Lock-up Period, no public disclosure or filing under the Exchange Act by any party to the transfer (donor, donee, transferor or transferee) shall be required, or made voluntarily, reporting a reduction in beneficial ownership of Shares in connection with such transfer.

The restrictions described in this letter agreement shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act during the Lock-Up Period, provided that no transfers occur under such plan during such Lock-up Period and no public announcement or filing shall be required or voluntarily made by any person in connection therewith during the Lock-Up Period.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Company-directed Shares the undersigned may purchase or otherwise receive in the Offering (including pursuant to a directed share program).

In addition, if the undersigned is an officer or director of the Company, (i) Jefferies agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Shares, Jefferies will notify the Company of the impending release or waiver, and (ii) the Company (in accordance with the provisions of the Underwriting Agreement) will announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Jefferies hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if both (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter agreement that are applicable to the transferor to the extent and for the duration that such terms remain in effect at the time of the transfer.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Shares or Related Securities held by the undersigned and the undersigned’s Family Members, if any, except in compliance with the foregoing restrictions.

With respect to the Offering only, the undersigned waives any registration rights relating to registration under the Securities Act of the offer and sale of any Shares and/or any Related Securities owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering.

The undersigned confirms that the undersigned has not, and has no knowledge that any Family Member has, directly or indirectly, taken any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Shares. The undersigned will not, and will use reasonable efforts to cause any Family Member not to take, directly or indirectly, any such action.

Whether or not the Offering occurs as currently contemplated or at all depends on market conditions and other factors. The Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the underwriters.

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement. This letter agreement is irrevocable and will be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

If (i) the Company notifies Jefferies in writing that it does not intend to proceed with the Offering, (ii) the Underwriting Agreement is not executed before October 31, 2016 or (iii) the Underwriting Agreement (other than the provisions thereof that survive termination) terminates or is terminated prior to payment for and delivery of the Shares, then in each case, this letter agreement shall automatically, and without any action on the part of any other party, terminate and be of no further force and effect, and the undersigned shall automatically be released from the obligations under this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Signature

Printed Name of Person Signing

(Indicate capacity of person signing if signing as custodian or trustee, or on behalf of an entity)

Certain Defined Terms

Used in Lock-up Agreement

For purposes of the letter agreement to which this Annex A is attached and of which it is made a part:

•	“Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the Exchange Act.

•	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

•	“Family Member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise). “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the Exchange Act.

•	“Lock-up Period” shall mean the period beginning on the date hereof and continuing through the close of trading on the date that is 180 days after the date of the Prospectus (as defined in the Underwriting Agreement).

•	“Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the Exchange Act.

•	“Related Securities” shall mean any options or warrants or other rights to acquire Shares or any securities exchangeable or exercisable for or convertible into Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into Shares.

•	“Securities Act” shall mean the Securities Act of 1933, as amended.

•	“Sell or Offer to Sell” shall mean to:

•	sell, offer to sell, contract to sell or lend,

•	effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position

•	pledge, hypothecate or grant any security interest in, or

•	in any other way transfer or dispose of,

in each case whether effected directly or indirectly.

•	“Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.

Capitalized terms not defined in this Annex A shall have the meanings given to them in the body of this lock-up agreement.